WORLD MONITOR TRUST III SERIES J CLASS 1

Unaudited Account Statement

For the Month Ending September 30, 2008

Dear Interest Holder:

Enclosed is the report for the period of September 30, 2008 for World Monitor Trust III Series J Class 1. The net asset value of an interest as of September 30, 2008 was $112.69, an increase of +0.23% from the August 31, 2008 value of $112.44. The calendar year-to-date return for World Monitor Trust III Series J Class 1 was an increase of +6.92% as of September 30, 2008.

STATEMENT OF INCOME (LOSS)

Trading Income (Loss)
Realized Trading Gain/(Loss)	$(1,121,921.24)
Change in Unrealized Gain/(Loss)	$1,988,211.24
Gain/(Loss) on Other Investments	$0.00
Brokerage Commission	$(48,389.53)

Total Trading Income	$817,900.47

Expenses
Audit Fees	$0.00
Administrative and Legal Fees	$17,354.74
Management Fees	$41,803.86
Advisory Fees	$182,644.30
Offering Fees	$0.00
Incentive Fees	$172,739.34
Other Expenses	$287,810.55

Total Expenses	$702,352.79

Interest Income	$113,277.30

Net Income (Loss) from the Period	$228,824.98

STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)

	Total	NAV Per Unit
Beginning of Month	$100,329,260.30	$112.44
Addition	$2,460,856.00
Withdrawal	$(1,322,055.51)
Net Income/(Loss)	$228,824.98

Month End	$101,696,885.77	$112.69

Monthly Rate of Return	0.23%
Year to Date Rate of Return	6.92%

Should you have any questions, please contact your Financial Advisor. For account status inquiries, contact Preferred Investment Solutions Corp. Client Services at (914)307-4000.

To the best of our knowledge and belief, the information above is accurate and complete:

/s/ David K. Spohr
David K. Spohr, Senior Vice President

Preferred Investment Solutions Corp., Managing Owner of World Monitor Trust III Series J Class 1

WORLD MONITOR TRUST III SERIES J CLASS 2

Unaudited Account Statement

For the Month Ending September 30, 2008

Dear Interest Holder:

Enclosed is the report for the period of September 30, 2008 for World Monitor Trust III Series J Class 2. The net asset value of an interest as of September 30, 2008 was $114.77, an increase of +0.39% from the August 31, 2008 value of $114.32. The calendar year-to-date return for World Monitor Trust III Series J Class 2 was an increase of +8.52% as of September 30, 2008.

STATEMENT OF INCOME (LOSS)

Trading Income (Loss)
Realized Trading Gain/(Loss)	$(171,601.00)
Change in Unrealized Gain/(Loss)	$304,102.49
Gain/(Loss) on Other Investments	$0.00
Brokerage Commission	$(7,401.32)

Total Trading Income	$125,100.17

Expenses
Audit Fees	$0.00
Administrative and Legal Fees	$2,654.46
Management Fees	$6,394.02
Advisory Fees	$27,935.96
Offering Fees	$0.00
Incentive Fees	$26,420.97
Other Expenses	$18,469.94

Total Expenses	$81,875.35

Interest Income	$17,326.08

Net Income (Loss) from the Period	$60,550.90

STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)

	Total	NAV Per Unit
Beginning of Month	$15,345,642.00	$114.32
Addition	$367,697.63
Withdrawal	$(94,966.55)
Net Income/(Loss)	$60,550.90

Month End	$15,678,923.98	$114.77

Monthly Rate of Return	0.39%
Year to Date Rate of Return	8.52%

Should you have any questions, please contact your Financial Advisor. For account status inquiries, contact Preferred Investment Solutions Corp. Client Services at (914)307-4000.

To the best of our knowledge and belief, the information above is accurate and complete:

/s/ David K. Spohr
David K. Spohr, Senior Vice President

Preferred Investment Solutions Corp., Managing Owner of World Monitor Trust III Series J Class 2